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                                                                   EXHIBIT 10.25


Benno C. Schmidt, Jr.
President and Chief Executive Officer



June 16, 1997



Mr. Christopher D. Cerf
c/o Wiley, Rein & Fielding
1776 K Street, N.W.
Washington, D.C. 20006

Dear Chris:

         I am pleased to confirm herewith the details of our agreement regarding your employment with The Edison Project L.P. ("Edison" or the "Company"). We all look forward to your arrival and to a long and productive working relationship. I am extremely pleased that you are joining the Edison team.

         Position/Responsibilities. You will be employed as Executive Vice President and General Counsel effective June 16, 1997. You will report directly to me. Your responsibilities are as set forth on Exhibit A attached hereto.

         Term. You shall be employed for an initial three-year term ending on June 16, 2000, unless terminated earlier by you or by the Company as provided below, which term shall automatically renew for successive one year terms unless terminated earlier by you or the Company as provided below.

         Base Salary/Benefits. You shall be paid at an annual base salary rate of $200,000. You will also be entitled to the standard Company benefits for executives at your level as in effect from time to time, a current schedule of which is attached as Exhibit B. The Company will provide you supplemental life insurance such that your total insurance benefit is no less than $800,000 provided such supplemental coverage can be obtained by the Company at standard rates for a man of your age in good physical condition. You will receive three weeks vacation annually in addition to the official Company holidays. You will be considered for appropriate base salary increases annually to reflect your performance, the Company's performance, and increases awarded to other management executives.

         Bonus. In addition to your base salary, you will be eligible to participate in the Management Committee incentive compensation plan as set by the Board of Directors of The Edison Project Inc. each fiscal year.
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Mr. Christopher D. Cerf
June 16, 1997
Page 2


521 Fifth Avenue, New York, NY 10175 (212) 309-1600 fax (212) 309-1618

         Stock Options. Simultaneous with the execution of this Agreement, the parties hereto shall execute and deliver the Stock Option Agreement attached as Exhibit C.

         Relocation. It is understood that you will initially work out of your current office in Washington, D.C. (or such office space as shall be approved by me). You shall, however, travel to New York on an as needed basis and, in addition, workout of the Company's New York offices as necessary to fulfill your responsibilities. At such time as we mutually agree on your relocation to the New York City area, Edison will pay you a relocation bonus of $50,000, such amount to be paid within 30 days of the actual date of the move. Edison will further reimburse you for the expenses associated with relocation as set forth in Exhibit D.

         Expense Reimbursements. You will be reimbursed for all reasonable business expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to the Company's policies. Such expenses shall, subject to periodic review, include transportation, food and lodging expenses associated with working out of Edison's New York offices during such period as you continue to reside in Washington, D.C.

         Termination/Severance Pay. Edison shall have the right to terminate your employment at any time without cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. If Edison terminates your employment without cause, Edison will pay you as severance pay your base salary for a period beginning on the effective date of termination and ending twelve months from such date (the "Severance Period"), provided that if you become employed elsewhere during the Severance Period the amounts otherwise payable to you during the last six months of the Severance Period (the "Offset Period") shall be reduced by the total amount of any compensation you earn from such employment. You shall at your option be entitled to treat any material uncured breach of this Agreement by the Company, as a termination without cause. Payments made to you as reimbursement for documented expenses will not constitute compensation for purposes of this paragraph. In consideration of such severance pay, you agree to deliver to Edison on or promptly following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time. All amounts payable under the provisions of this paragraph will be made on the dates you would have received such amounts had your employment with Edison not been terminated.
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Mr. Christopher D. Cerf
June 16, 1997
Page 3


         Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to (1) commission of a willful act of dishonesty in the course of your duties with Edison which significantly injures Edison; (2) engagement in gross or persistent misconduct injurious to Edison, its general partners or affiliates; (3) conviction of a crime of moral turpitude or of a felony; or (4) chronic alcoholism or drug abuse. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

         Exclusivity. In return for the compensation payments set forth in this Agreement, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without prior approval of the Board provided, however, that it is understood and agreed that you will remain at "WR&F" in an "of counsel" or equivalent status and may in that connection perform minimal duties upon the request of WR&F provided that such duties do not in any manner interfere with the performance of your duties to Edison.

         Confidentiality. It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge to you its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be required in connection with the business and affairs of Edison. You also agree that any developments, discoveries, or inventions made by you alone or with others during the term of your employment with Edison and applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole property of Edison, and you agree to execute all documents requested by Edison to protect Edison's rights thereto.

         Non-compete and Non-solicitation. You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder, or partner, or have any financial interest in any business which "competes" with Edison or any subsidiary or Edison, or successor to the business of Edison, provided that if restrictions regarding competition in the employment agreements of any member of the Management Committee are ever less restrictive than those contained herein, the provisions of this paragraph will be similarly modified. For the purposes hereof, a
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Mr. Christopher D. Cerf
June 16, 1997
Page 4


"competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during your employment with Edison, for example, the business of managing public and private schools for profit. Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. You further agree that for a period of one year after the termination of your employment with Edison for any reason, you will not, directly or indirectly, solicit the employment or other services of any executive employee of Edison. For the purposes of the foregoing, any executive employee who within twelve months of terminating his employment with Edison becomes employed by any entity of which you are an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

         Entire Agreement. Together with the attached exhibits, this letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter. This Agreement is governed by the substantive laws of the State of New York.

         Duplicative originals of this Agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original to me for our records.


Sincerely,

/s/ Benno C. Schmidt
---------------------------------------
    Benno C. Schmidt



ACCEPTED AND AGREED:

/s/ Christopher D. Cerf
---------------------------------------
    Christopher D. Cerf


              6/17/97
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Date
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                                    EXHIBIT A

                              Job Responsibilities

1. Designing and leading major charter and contracting legislative efforts in a number of jurisdictions as well as coordinating and directing local lobbying efforts to encourage legislation that opens new markets for Edison.

2. Developing and managing a regulatory strategy vis a vis the Department of Education and other federal agencies.

3. Auditing existing and potential legal risks to the Company and developing strategies to control them.

4. Addressing proactively any proposed changes to existing favorable legislation in current markets.

5. Conducting a review of our existing and future school contracts with special attention to any possible labor law issues, liability issues, revenue issues, or other legal issues.

6. Retaining, managing, and overseeing outside counsel with respect to litigation and transaction work performed on behalf of Edison and Edison Project Inc., Edison's general partner.

7.       Raising Edison's visibility and influence on Capitol Hill.

8.       Playing an important role in District of Columbia school development.

9.       Developing a national union strategy.

10. Performing other management responsibilities as the CEO shall from time to time direct.

11 Attend meetings of the Board of Directors of Edison Project Inc., Edison's General Partner.
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                                    EXHIBIT B

                                    Benefits

INSURANCE

The Company provides a medical and dental insurance plan and a long-term disability plan, descriptions of which will be provided to you.

Life insurance coverage furnished by the Company provides benefits of two times annual base salary up to a maximum benefit of $300,000.

SICK LEAVE

Beginning with the third month of employment, sick leave accrues at the rate of
1.85 hours per pay period.

PERSONAL LEAVE

Employees receive two days of personal leave each year. These days are lost if not taken during the year.

SHORT-TERM DISABILITY

Beginning with the seventh month of employment, short-term disability accrues at the rate of 5.54 hours per pay period, up to a maximum of 400 hours.

WELLNESS PLAN

Employees will be reimbursed up to $150 per year for qualified medical expenses that are not covered by the Company's medical or dental insurance plan.

401(k) PLAN

Employees may contribute on a pre-tax basis up to the annual limit set by the IRS ($9,500 for 1997) and may allocate contributions among several different investment options offered by the plan. The Company matches 50% of the first $1,000 of employee contributions.